                        GRUPO TRANSPORTACION FERROVIARIA
                            MEXICANA, S. A. DE C. V.

                 COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 2001 AND 2002

                        GRUPO TRANSPORTACION FERROVIARIA
                            MEXICANA, S. A. DE C. V.

                 COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 2001 AND 2002

                                      INDEX

Contents                                                                          Page
--------                                                                          ----
Report of Independent Accountants                                                1 and 2

Combined and Consolidated Balance Sheets                                            3

Combined and Consolidated Statements of Income                                      4

Combined and Consolidated Statements of Changes in Stockholders' Equity             5

Combined and Consolidated Statements of Cash Flows                                  6

Notes to the Combined and Consolidated Financial Statements                      7 to 33

REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, February 28, 2003

To the Board of Directors and Stockholders of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V.


We have audited the accompanying combined and consolidated balance sheets of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. and subsidiaries as of December 31, 2002 and 2001, and the related combined and consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2002, all expressed in US dollars. These combined and consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Accounting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned combined and consolidated financial statements present fairly, in all material respects, the combined and consolidated financial position of Grupo Transportacion Ferroviaria Mexicana, S.
A. de C. V. and subsidiaries as of December 31, 2002 and 2001, and the combined and consolidated results of their operations, the changes in stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with International Accounting Standards.

International Accounting Standards differ in certain material respects from Accounting Principles Generally Accepted in the United States of America. The application of the latter would have affected the determination of the combined and consolidated net income for each of the three years in the period ended December 31, 2002, and the determination of combined and consolidated stockholders' equity and combined and consolidated financial position as of December 31, 2002 and 2001, to the extent summarized in Note 11 to the consolidated financial statements.

PricewaterhouseCoopers

/s/ Alberto Del Castillo V. V.

Alberto Del Castillo V. Vilchis
Audit Partner

                                                                             (2)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                                    (Note 1)

                      (amounts in thousands of US dollars)

                                                                               December 31,
                                                                               ------------
Assets                                                                    2001             2002
                                                                          ----             ----
Current assets:
    Cash and cash equivalents                                          $    53,110     $    30,249
    Accounts receivable net of allowance for
    doubtful accounts of $3,568 in 2001
    and $3,913 in 2002                                                     103,562          90,596
    Amounts due from related parties (Note 7)                               22,728           5,316
    Other accounts receivable - Net                                         78,042         106,628
    Materials and supplies                                                  23,329          20,261
    Other current assets                                                    10,030          12,200
                                                                       -----------     -----------

         Total current assets                                              290,801         265,250

Due from Mexican Government (Note 3)                                        81,892
Long-term account receivable                                                                 1,388
Concession rights and related assets - Net (Note 3)                      1,257,591       1,215,487
Property, machinery and equipment - Net (Note 4)                           568,755         609,367
Investment held for operating purposes (Note 2i.)                            6,166           7,435
Deferred financing costs                                                    11,647          34,281
Other assets                                                                   454             365
Deferred income taxes (Note 9)                                             131,206         100,972
                                                                       -----------     -----------

                Total assets                                           $ 2,348,512     $ 2,234,545
                                                                       ===========     ===========

Liabilities and stockholders' equity
Short-term liabilities:
    Commercial paper (Note 5)                                          $   264,638
    Current portion of long-term debt (Note 5)                                         $    18,286
    Current portion of capital lease obligations (Note 10)                     298             267
    Amounts owed to related parties (Note 7)                                10,767           9,175
    Accounts payable and accrued expenses                                  105,756         119,567
                                                                       -----------     -----------

         Total short-term liabilities                                      381,459         147,295
                                                                       -----------     -----------

Long-term portion of capital lease obligations (Note 10)                     2,137           1,875
Long-term debt (Note 5)                                                    570,938       1,002,677
Other long-term liabilities                                                 21,554          40,735
                                                                       -----------     -----------

         Total long-term liabilities                                       594,629       1,045,287
                                                                       -----------     -----------

                Total liabilities                                          976,088       1,192,582
                                                                       -----------     -----------

Minority interest (Note 2o.)                                               395,992         329,619
                                                                       -----------     -----------

Commitments and contingencies (Note 10)

Stockholders' equity (Note 8):
Common stock, 10,063,570 shares authorized, issued and
outstanding without par value                                              807,008         807,008
Treasury shares                                                                           (204,904)
Effect on purchase of subsidiary shares                                     17,912         (33,562)
Retained earnings                                                          151,512         143,802
                                                                       -----------     -----------

                Total stockholders' equity                                 976,432         712,344
                                                                       -----------     -----------

                Total liabilities and stockholders' equity             $ 2,348,512     $ 2,234,545
                                                                       ===========     ===========

The accompanying notes are an integral part of these combined and consolidated financial statements.

                                                                             (3)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                 COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
                                 (Notes 1 and 7)

         (amounts in thousands of US dollars, except per share amounts)

                                                                  Year ended December 31,
                                                                  -----------------------

                                                          2000              2001              2002
                                                          ----              ----              ----
Transportation revenues                                 $ 695,425         $ 720,627        $ 712,140
                                                        ---------         ---------        ---------

Operating expenses:
        Salaries, wages and employee benefits             111,790           128,845          124,413
        Purchased services                                138,453           147,015          163,835
        Fuel, material and supplies                        74,203            68,717           58,594
        Other costs                                       129,497           147,578          129,428
        Depreciation and amortization                      77,777            79,496           82,552
                                                        ---------         ---------        ---------

               Total operating expenses                   531,720           571,651          558,822
                                                        ---------         ---------        ---------

Operating income                                          163,705           148,976          153,318
                                                        ---------         ---------        ---------

Other (expenses) income - Net                             (21,574)           35,572          (19,255)
                                                        ---------         ---------        ---------

Interest income                                             2,238             4,510            4,974
Interest expense                                         (109,739)          (87,009)        (101,722)
Exchange (loss) gain - Net                                 (1,424)            2,783          (17,411)
                                                        ---------         ---------        ---------

Net comprehensive financing cost                         (108,925)          (79,716)        (114,159)
                                                        ---------         ---------        ---------

Income before provision for deferred income
taxes and minority interest                                33,206           104,832           19,904

Deferred income tax benefit (expense) (Note 9)             18,268            (2,652)         (30,233)
                                                        ---------         ---------        ---------

Income (loss) before minority interest                     51,474           102,180          (10,329)

Minority interest                                         (10,163)          (20,431)           2,341
                                                        ---------         ---------        ---------

Net income (loss) for the year                          $  41,311         $  81,749        ($  7,988)
                                                        =========         =========        =========

Net income (loss) for the year per share (Note 2p.)     $    4.10         $    8.12        ($   .886)
                                                        =========         =========        =========

The accompanying notes are an integral part of these combined and consolidated financial statements.

                                                                             (4)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                 COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES
                   IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 2001 AND 2002
                                 (Notes 1 and 8)

                      (amounts in thousands of US dollars)

                                                             Effect on
                                                            purchase of
                                               Common       subsidiary      Treasury     Retained
                                                stock         shares         shares      earnings         Total
                                                -----         ------         ------      --------         -----
Balance at December 31, 1999                 $  807,008       $ 17,912                    $ 28,452     $ 853,372

Net income for the year                                                                     41,311        41,311
                                             ----------       --------                    --------     ---------

Balance at December 31, 2000                    807,008         17,912                      69,763       894,683

Net income for the year                                                                     81,749        81,749
                                             ----------       --------                    --------     ---------

Balance at December 31, 2001                    807,008         17,912                     151,512       976,432

Effect on purchase of subsidiary shares                        (51,474)                        278       (51,196)

Treasury shares                                                            ($ 204,904)                  (204,904)

Net loss for the year                                                                       (7,988)       (7,988)
                                             ----------       --------      ---------     --------     ---------

Balance at December 31, 2002                 $  807,008      ($ 33,562)    ($ 204,904)    $143,802     $ 712,344
                                             ==========       ========      =========     ========     =========

The accompanying notes are an integral part of these combined and consolidated financial statements.

                                                                             (5)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (Note 1)

                      (amounts in thousands of US dollars)

                                                                                   Year ended December 31,
                                                                                   -----------------------

Cash flows from operating activities:                                         2000           2001         2002
------------------------------------                                          ----           ----         ----
Net income (loss) for the year                                             $  41,311      $  81,749    ($  7,988)
                                                                           ---------      ---------     --------

Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                         77,777         79,496       82,552
        Amortization of discount on senior secured debentures
        and commercial paper                                                  45,665         49,408       23,158
        Deferred income tax (benefit) expense                                (18,268)         2,652       30,233
        Provision for doubtful accounts                                        1,852           (247)         345
        Amortization of deferred financing costs                              14,307          3,498        5,140
        Minority interest                                                     10,163         20,431       (2,341)
        Loss on sale of property, machinery and equipment - Net               23,203          7,585        6,897
        Gain on transfer of concession rights - Net                                         (60,744)
        Changes in other assets and liabilities:
                  Accounts receivable                                        (34,277)       (17,450)      12,621
                  Other accounts receivable                                   (4,132)       (24,595)     (36,915)
                  Materials and supplies                                      (3,030)         1,269        3,068
                  Other current assets                                           248         (1,084)      (2,170)
                  Amounts due to related parties                                  15        (21,289)      (4,180)
                  Accounts payable and accrued expenses                       21,935         11,912       13,811
                  Other non-current assets and long-term liabilities             (62)           (44)     (11,485)
                                                                           ---------      ---------     --------

                  Total adjustments                                          135,396         50,798      120,739
                                                                           ---------      ---------     --------

Net cash provided by operating activities                                    176,707        132,547      112,746
                                                                           ---------      ---------     --------

Cash flows from investing activities:

Investment in Mexrail Inc.                                                                               (44,000)
Sale of property, machinery and equipment                                      7,153          2,012          642
Acquisition of property, machinery and equipment                             (66,918)       (85,245)     (89,355)
Acquisition of treasury shares                                                                          (162,575)
                                                                           ---------      ---------     --------

Net cash used in investing activities                                        (59,765)       (83,233)    (295,288)
                                                                           ---------      ---------     --------

Cash flows from financing activities:
------------------------------------

Payments under commercial paper                                                             (25,156)    (340,000)
Repayments for debt                                                          (15,074)
Proceeds from commercial paper                                               280,662                     196,738
Proceeds from senior notes                                                                               175,241
Proceeds from term loan facility                                                                         128,000
Principal payment of senior secured credit facility                         (269,769)
Proceeds from revolving credit facility                                       15,102
Principal payments under capital lease obligations                           (10,248)        (4,227)        (298)
Payments under revolving credit facility                                    (100,100)
                                                                           ---------      ---------    ---------

Net cash (used in) provided by financing activities                          (99,427)       (29,383)     159,681
                                                                           ---------      ---------     --------

Increase (decrease) in cash and cash equivalents                              17,515         19,931      (22,861)
Cash and cash equivalents:
        Beginning of the year                                                 15,664         33,179       53,110
                                                                           ---------      ---------     --------

        End of the year                                                    $  33,179      $  53,110     $ 30,249
                                                                           =========      =========     ========

Supplemental information:
------------------------

Cash paid during the year for interest                                     $  53,564      $  28,779     $ 58,525
                                                                           =========      =========     ========

Non cash transactions:
----------------------

Due from Mexican Government                                                               $  81,892     $ 93,555
                                                                                          =========     ========

Due from related parties                                                                                $ 20,000
                                                                                                        ========

Assets acquired through capital lease obligation                                          $   2,448
                                                                                          =========


The accompanying notes are an integral part of these combined and consolidated financial statements.

                                                                             (6)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

           NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

          (amounts in thousands of US dollars, except number of shares)

NOTE 1 - THE COMPANY:

Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM") was incorporated on July 12, 1996. In December 1996, Grupo TFM was awarded the right to acquire (the "Acquisition") an 80% interest in TFM, S. A. de C. V. ("TFM" or the "Company"), formerly Ferrocarril del Noreste, S. A. de C. V. pursuant to a stock purchase agreement.

Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in the Company, which in turn is the holding company of Mexrail, Inc. ("Mexrail") and Arrendadora TFM, S. A. de C. V. ("Arrendadora TFM"). The stockholders of Grupo TFM are TMM Multimodal, S. A. de
C. V. ("TMM Multimodal"), an indirect subsidiary of Grupo TMM, S. A. de C. V. ("Grupo TMM"), Nafta Rail, S. A. de C. V. ("Nafta"), an indirectly wholly owned subsidiary of Kansas City Southern, Inc. ("KCS") and TFM. See Note 8.

TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track, which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lazaro Cardenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

Approximately 70% of the Company's employees are covered under a collective bargaining agreement dated July 1, 2001. Under this labor agreement, the compensation terms of the collective bargaining agreement are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

On February 27,2002, Grupo TMM and KCS announced that they had agreed to sell Mexrail (a US company), and its wholly owned subsidiary, the Tex-Mex Railway, to TFM for an aggregate price of $64 million ($32.6 million to Grupo TMM and $31.4 million to KCS). The sale was completed on March 27, 2002 and the purchase price was paid by crediting and account

                                                                             (7)
receivable amounting to $20,000 due from Grupo TMM, and the remaining balance of $44,000 was paid in cash. As a result, Mexrail, Inc., with its wholly owned subsidiary, the Tex-Mex Railway, became wholly owned subsidiaries of TFM. TFM now controls the operation and dispatching of the entire international rail bridge.

The purchase of Mexrail by TFM was accounted for at historical cost in a manner similar to a pooling of interests because it is considered a business reorganization among companies within the same control group. As a result, all the assets and liabilities acquired by TFM were recorded at their historical cost. The transaction resulted in a reduction of stockholders' equity, at TFM level amounting to $41,952 representing the difference between the historical carrying value of the assets and liabilities acquired and the purchase price of $64,000. Thus, the transaction in Grupo TFM was accounted as a reduction of stockholders' equity amounting to $33,562 and to minority interest amounting to $8,390.

Since the above sale of Mexrail to TFM was a transaction between entities under common control, the transaction, for financial reporting purposes, has been retroactively restructured for all the previous periods on a historical cost basis in a manner similar to a pooling of interest.

Arrendadora TFM was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to TFM of the locomotives acquired through the privatization previously transferred by TFM. Arrendadora TFM is a subsidiary of TFM.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Grupo TFM and subsidiaries prepare their financial statements in accordance with International Accounting Standards ("IAS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 11. The most significant accounting policies are described below.

a. Consolidation

The consolidated financial statements include the accounts of Grupo TFM and its subsidiaries. All intercompany balances and transactions have been eliminated.

b. Translation

Although Grupo TFM and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except Mexrail, Grupo TFM and subsidiaries keep records and use the US dollar as their functional and reporting currency.

Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or

                                                                             (8)
liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock and minority interest are translated at historical rates. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c. Cash and cash equivalents

Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months.

d. Materials and supplies

Materials and supplies, consisting mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost or market.

e. Concession rights and related assets

Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Notes 3 and 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

The assets acquired and liabilities assumed include:

(i) The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

(ii) The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

(iii) The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

(iv)  Capital lease obligations assumed.

f. Property, machinery and equipment

Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

                                                                             (9)

Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

g. Foreign currency position

At December 31, 2002 Grupo TFM had monetary assets and liabilities denominated in Mexican pesos of Ps1,292 million and Ps414 million (Ps1,718 million and Ps334 million, at December 31, 2001), respectively. At December 31, 2001 and 2002 the exchange rate was Ps9.18 and Ps10.45 per US dollar, respectively. At February 28, 2003, date of issuance of these consolidated financial statements, the exchange rate was Ps10.86 per US dollar.

h. Derivative financial instruments

The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. These contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. See Note 6.

i. Investment held for operating purposes

TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. For the years ended December 31, 2000, 2001 and 2002, the equity in the loss (income) of Mexico City rail terminal amounted $19, $915 and ($1,269), respectively and is included in other (expenses) income-net in the statements of income.

j. Deferred financing costs

Includes fees and other related expenses paid by the Company to obtain long-term debt (see Note 5). These deferred financing costs are amortized by the effective interest method during the outstanding period of such long-term debt.

k. Deferred income tax

Deferred income tax is determined following interperiod allocation procedures under the liability method.

Under this method the Company is required to establish a provision for deferred income taxes on the tax indexation of certain non-current assets and, in relation to an acquisition, on the difference between the acquisition cost of the net assets acquired and their tax base.

                                                                            (10)

l. Seniority premiums

Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. Starting in 2002, the Company recognized the seniority premiums based on actuarial computations. At December 31, 2001 and 2002, the Company had a provision of $1,478 and $778, respectively.

Other compensations based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Mexican Federal Law, are charged to the statement of income in the year in which they become payable.

m. Revenue recognition

Revenue is recognized proportionally as a shipment moves from origin to destination.

n. Intangible assets and long-lived assets

The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows, undiscounted and without interest charges, derived from such intangible assets and long-lived assets are less than their carrying value.

o. Minority interest

The minority interest reflects the 20% share of the Company held by the Government.

p. Net income per share

Net income per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2000, 2001 and 2002 was 10,063,570, 10,063,570 and 9,011,069, respectively.

q. Concentration of risk

Over 23% of the Company's transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains an allowance for doubtful accounts.

r. Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

                                                                            (11)

NOTE 3 - CONCESSION RIGHTS AND RELATED ASSETS:

In December 1996, the Government granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length. Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

Concession rights and related assets are summarized below:

                                                       December 31,                   Estimated
                                                       ------------
                                                                                       useful
                                                   2001               2002          lives (years)
                                                   ----               ----          -------------
Land                                            $  132,878         $  132,878             50
Buildings                                           33,113             33,113            27-30
Bridges                                             75,350             75,350             41
Tunnels                                             94,043             94,043             40
Rail                                               317,268            317,268             29
Concrete and wood ties                             137,351            137,351             27
Yards                                              106,174            106,174             35
Ballast                                            107,189            107,189             27
Grading                                            391,808            391,808             50
Culverts                                            14,942             14,942             21
Signals                                              1,418              1,418             26
Other                                               61,792             61,792            5-50
                                                ----------         ----------

                                                 1,473,326          1,473,326

Accumulated amortization                          (215,735)          (257,839)
                                                ----------         ----------

Concession rights and related assets - Net      $1,257,591         $1,215,487
                                                ==========         ==========

Amortization of concession rights was $40.5 million, $40.0 million, and $40.2 for the years ended December 31, 2000, 2001 and 2002, respectively.

On February 9, 2001 the Ministry of Communications and Transport ("SCT") issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.63% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de Mexico ("FNM") and Nacional Financiera, S. N. C. ("Nafin") the amount of $85,226 (see Note 8). During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other (expenses) income-net in the statement of income.

Government payment was restated in accordance with an appraisal performed by the "Comision de Avaluos de Bienes Nacionales", until the payment date.

                                                                            (12)

On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Queretaro.

NOTE 4 - PROPERTY, MACHINERY AND EQUIPMENT:

Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 10). Legal title to the purchased assets was transferred to TFM at that time.

                                                       December 31,             Estimated
                                                       ------------
                                                                                  useful
                                                   2001           2002         lives (years)
                                                   ----           ----         -------------
Locomotives                                    $   176,647    $   176,456           14
Freight cars                                       105,921         98,622          12-16
Machinery of workshop                               17,111         17,515            8
Machinery of road                                   28,233         30,906           14
Furniture and equipment                            268,198        318,677          1-15
Buildings                                            6,697          7,168           20
Other                                               67,081         77,192            8
                                               -----------    -----------

                                                   669,888        726,536
Less accumulated depreciation
and amortization                                  (159,430)      (199,246)
                                               -----------    -----------

                                                   510,458        527,290
Land                                                37,538         37,607
Construction in progress                            20,759         44,470
                                               -----------    -----------

                                               $   568,755    $   609,367
                                               ===========    ===========

Depreciation of property, machinery and equipment was $37.2 million in 2000, $39.4 million in 2001 and $42.8 in 2002.

NOTE 5 - FINANCING:

Financing is summarized as follows:

                                                              December 31,
                                                              ------------
Short-term debt:                                          2001           2002
---------------                                           ----           ----
Commercial paper (1)                                   $   265,000

Less-discount on commercial paper                             (362)
                                                       -----------   -----------

                                                       $   264,638   $         -
                                                       ===========   ===========

Current portion of long-term debt:
----------------------------------

Term loan facility (6)                                               $    18,286
                                                                     ===========

                                                                            (13)

                                                                            December 31,
                                                                            ------------
Long-term debt:                                                         2001           2002
--------------                                                          ----           ----
Senior notes due 2007 (2)                                            $   150,000   $     150,000
Senior discount debentures (3)                                           443,501         443,501
Senior notes due 2012 (4)                                                                180,000
Commercial paper (5)                                                                     122,000
Term loan facility (6)                                                                   109,714
                                                                     -----------   -------------

                                                                         593,501       1,005,215
Less-discount on senior discount debentures, senior
notes and commercial paper                                               (22,563)         (2,538)
                                                                     -----------   -------------

                                                                     $   570,938   $   1,002,677
                                                                     ===========   =============

(1) Commercial paper

On September 17, 2002, the total amount of the commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the commercial paper program. The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial program. See (5) below.

(2) Senior notes due 2007

In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2000, 2001 and 2002.

(3) Senior discount debentures ("SDD")

The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest will be payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The price of the SDD represents a yield to maturity of 11.75% fixed rate, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the redemption prices shown in the next page (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any. The unamortized discount at December 31, 2001 amounted to $22,563.

                                                                            (14)

                                                      Senior discount debenture
               Year                                        redemption price
               ----                                        ----------------
               2002                                           105.8750%
               2003                                           102.9375%
               2004 and thereafter                            100.0000%

Interest expense related with the SDD amounted $42,608, $47,763 and $53,406 during 2000, 2001 and 2002, respectively.

(4) Senior notes due 2012

TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government (see Note 8).

In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term. The unamortized discount at December 31, 2002 amounted to $2,376.

The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

Interest expense related with the senior notes due 2012 amounted to $12,944, for the year ended December 31, 2002.

According to the refinancing of the commercial paper program due in September 2002, the Company entered into two new bank facilities as follows:

(5) Commercial paper

The commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms

                                                                            (15)
and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness. The unamortized discount at December 31, 2002 amounted to $162.

(6) Term loan facility

The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness.

Covenants

The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo TFM and subsidiaries were in compliance at December 31, 2002.

NOTE 6 - FINANCIAL INSTRUMENTS:

Fuel contracts

The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. TFM's fuel hedging program covered approximately
25% of estimated fuel purchases. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

As of December 31, 2002, the Company had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired in January and February 2003. The realized gain was $1,548 and the Company has only recorded at December 31, 2002 a benefit of $1,009.

Foreign exchange contracts

The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

The nature and quantity of any hedging transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

As of December 31, 2001, the Company had eight Mexican peso call options outstanding in the notional amount of $10 million each one, based on the exchange rate of Ps9.973 per dollar. These options expired during 2002.

                                                                            (16)

As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option will expire in May 29, 2003.

Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward expired on February 13, 2002.

Fair value of financial instruments

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

The related fair value based on the quoted market prices for the Senior notes due 2007 and SDD or similar issues at December 31, 2001 was $138,000 and $385,845, and at December 31, 2002 was $140,625 and $427,334, respectively. The related fair value of the senior notes due 2012 at December 31, 2002 was $179,325. The carrying amount of commercial paper and term loan facility approximates fair value due to their variable rates.

NOTE 7 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

                                                                      December 31,
                                                                      ------------
                                                                    2001          2002
                                                                    ----          ----
Accounts receivable:
-------------------

TMM Multimodal                                                   $   20,000
Other Grupo TMM's subsidiaries                                        2,728     $   5,316
                                                                 ----------     ---------

                                                                 $   22,728     $   5,316
                                                                 ==========     =========

                                                                      December 31,
                                                                      ------------
                                                                    2001          2002
                                                                    ----          ----
Accounts payable:
----------------

KCS                                                              $    3,284     $   1,222
Terminal Ferroviaria del Valle del Mexico, S. A. de C. V.             2,308         3,479
Other Grupo TMM's subsidiaries                                        5,175         4,474
                                                                 ----------     ---------

                                                                 $   10,767     $   9,175
                                                                 ==========     =========

                                                                            (17)

The most important transactions with related parties are summarized as follows:

                                                 Year ended December 31,
                                                 -----------------------
                                           2000           2001          2002
                                           ----           ----          ----

Transportation revenues                  $   3,410    $    3,434     $    7,645
                                         =========    ==========     ==========

Management services                     ($   2,500)  ($    2,500)   ($    2,500)
                                         =========    ==========     ==========

Other expenses                          ($   5,262)  ($    9,501)   ($   11,634)
                                         =========    ==========     ==========

Grupo TMM management services agreement

The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC, as well as TFM and Grupo TMM, entered into amendments to the management services agreements that provides for automatic renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM are entitled to receive (1) $2,500,000 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500,000 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250,000. The management services agreements are terminable by either party upon 60 days written notice.

                                                                            (18)

NOTE 8 - STOCKHOLDERS' EQUITY:

Grupo TFM's capital stock is variable with a fixed minimum of Ps50,000 and an unlimited maximum. The capital stock of Grupo TFM is divided into series without par value, whose principal differences relate to: a) Series "A" shares with voting rights, which can be held only by persons or companies of Mexican nationality and represent up to 51% of the capital stock of Grupo TFM; b) Series "B" shares with voting rights, which can be held by persons or companies of non-Mexican nationality and represent up to 49% of the capital stock of Grupo TFM, unless authorized by the National Commission of Foreign Investments, in which case the percentage can be higher, and c) Series "L" shares with restricted voting rights, which are not entitled to a dividend preference.

In connection with the original formation of Grupo TFM, the Government purchased a 24.63% non-voting interest in Grupo TFM for $198.8 million. The Government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the Government's equity interest in Grupo TFM. TFM has been appointed as the purchaser and, on July 29, 2002, purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note
5) and approximately $93,555 was applied against note receivables from the Government.

At December 31, 2002 the capital stock of Grupo TFM is represented by 10,063,570 shares as follows:

                                        Number of shares                      Number of shares
Stockholders                    (fixed portion of capital stock)     (variable portion of capital stock)
------------                    --------------------------------     -----------------------------------
                                          Series "A"                            Series "A"
                                          ----------                            ----------

TMM Multimodal                              25,500                              3,842,901

                                          Series "B"                          Sub-series "B"
                                          ----------                          --------------

Nafta                                       24,500                              3,692,199

                                                                              Sub-series "L"
                                                                              --------------

TFM (treasury shares)                                                           2,478,470
                                            ------                             ----------

Total                                       50,000                             10,013,570
                                            ======                             ==========

                                                                            (19)

Pursuant to the new shares sub-series "L-2" granted to TFM, the voting rights attached to these shares are limited to the following matters: (i) extension of the duration of the Company; (ii) premature dissolution of the Company; (iii) change in the object of the Company; (iv) change of nationality of the Company;
(v) transformation of the Company; (vi) merger with another company; (vii) the split-up of the Company and (viii) the cancellation of the registration of the shares with the Mexican Stock Exchange or any foreign stock exchange of the shares which might be registered. Except as described above, holders of Sub-series "L-2" shares have no voting rights. Grupo TFM Sub-series "L-2" shares do not confer upon the holders thereof any right to preference dividends.

The sub-series "L-1" shares that were previously held the by Government were cancelled as the call option was appointed by TFM.

At the General Ordinary Stockholders' Meeting held on December 21, 2001, the stockholders of Grupo TFM agreed to pay dividends of $33,819, equivalent to $3.3605 per share.

At the Unanimous Resolutions Meeting held on December 21, 2001, the stockholders of TFM agreed to pay dividends of $33,165, equivalent to $0.0002396 per share.

On March 26, 2002, the Company received the ruling from Mexican Court annulling the Ordinary Stockholders' Meeting mentioned above. As a consequence the Unanimous Resolutions Meeting mentioned above, was also annulled, thus the dividends, agreed in both Meetings, were cancelled in the consolidated financial statements as of December 31, 2001, giving retroactive effect to said annulment. Thus, the amounts paid in this regard were applied against the acquisition of Mexrail and the purchase price of the 24.63%. (See Note 1).

The Government has retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo TMM and KCS to purchase the TFM shares at the price discussed above. See Note 3.

Dividends paid are not subject to income tax if paid from the Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 51.52%, 49.25% or 47.06% depending on whether paid in 2003, 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

                                                                            (20)

NOTE 9 - INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS
CARRYFORWARDS:

Income tax

Grupo TFM and its subsidiaries compute income tax on an individual basis.

Grupo TFM and its subsidiaries had combined losses for tax purposes of $135,816, $51,680 and $401,415 for the years ended December 31, 2000, 2001 and 2002, respectively. The difference between tax losses and book income (loss) is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, non-deductible expenses and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

The (benefit) expense for income tax (credited) charged to income was as follows:

                                                     Year ended December 31,
                                                     -----------------------

                                              2000            2001             2002
                                              ----            ----             ----
Current income tax                         $        -       $      79       $        -
Deferred income tax
(benefit) expense                             (18,268)          2,573           30,233
                                           ----------       ---------       ----------

Net income tax (benefit) expense          ($   18,268)      $   2,652       $   30,233
                                           ==========       =========       ==========

Reconciliation of the income tax expense based on the statutory income tax rate to recorded income tax (benefit) expense was as follows:

                                                           Year ended December 31,
                                                           -----------------------

                                                     2000          2001            2002
                                                     ----          ----            ----
Income before income tax                          $  33,206     $   104,832    $    19,904
                                                  =========     ===========    ===========

Income tax at 35%                                 $  11,622     $    36,691    $     6,967

(Decrease) increase resulting from:

Effects of inflationary components                   (2,603)        (10,969)         4,867
Effects of inflation on tax loss carryforwards      (28,599)        (26,202)        14,281
Non-deductible expenses                                 672             911          2,128
Change in tax rate from 35% to 32%                                                  (1,837)
Other - Net                                             640           2,142          3,827
                                                  ---------     -----------    -----------

Net deferred income tax (benefit) expense        ($  18,268)    $     2,573    $    30,233
                                                  =========     ===========    ===========

                                                                            (21)

According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2003 up to 32% in 2005.

The components of deferred tax assets and (liabilities) are comprised of the following:

                                                 December 31,
                                                 ------------

                                             2001           2002
                                             ----           ----
Tax-loss carryforwards                   $  287,045     $  381,954
Inventories and provisions - Net             47,011         31,255
Machinery and equipment                      (5,284)       (42,951)
Concession rights                          (198,922)      (264,046)
Other                                         1,356         (5,240)
                                         ----------     ----------

Net deferred income tax asset            $  131,206     $  100,972
                                         ==========     ==========

Employees' statutory profit sharing

Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 2000, 2001 and 2002, there was no basis for employees' statutory profit sharing.

Asset tax

The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. There was no basis for asset tax in 2001 and 2002.

Tax loss carryforwards

At December 31, 2002 Grupo TFM and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown in the next page.

                                                                            (22)

                             Inflation-indexed
     Year in which             amounts as of            Year of
      loss arose             December 31, 2002        expiration
      ----------             -----------------        ----------
        1996                     $    14,690             2046
        1997                         232,418             2046
        1998                         292,030             2046
        1999                           7,152             2046
        2000                         160,993             2046
        2001                          70,842             2046
        2002                         412,168             2012
                                 -----------

                                 $ 1,190,293
                                 ===========

NOTE 10 - COMMITMENTS AND CONTINGENCIES:

A) Commitments:

Concession duty

Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 2000, 2001 and 2002 the concession duty expense amounted to $3,334, $3,391 and $3,267, respectively, which was recorded as operating expense.

Capital lease obligations

At December 31, 2001 and 2002, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases

In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 18 and 19 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2002, the Company had received 150 locomotives. Rents under these agreements amounted $22.8 million in 2000, $34.1 million in 2001 and $32.5 million in 2002.

                                                                            (23)

Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

Year ending December 31,
------------------------

2003                              $ 28,720
2004                                28,720
2005                                28,720
2006                                28,720
2007                                28,720
2008 and thereafter                321,851
                                  --------

                                  $465,451
                                  ========

Railcars operating leases

The Company leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown as follows:

Year ended December 31,
-----------------------

2003                              $ 32,830
2004                                18,064
2005                                12,504
2006                                10,012
2007                                 9,084
2008 and thereafter                 51,143
                                  --------

                                  $133,637
                                  ========

Locomotives maintenance agreements

The Company has entered into two locomotives maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya - Lazaro Cardenas stretch, which is comprised of approximately 350

                                                                            (24)
miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001 and $35.6 million in 2002. Under this agreement, the Company will pay approximately $33 million in the following 10 years.

Fuel purchase agreement

On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinacion, under which the Company has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

Fuel freight service agreement

On October 30, 2002, the Company entered into a freight service agreement with PEMEX Refinacion, which will expire until 2006. Under this agreement the Company has the obligation to provide services amounting in pesos by year as shown below:

                           Minimum                Maximum
                           -------                -------

      2003                Ps 126,264             Ps 315,659
      2004                    98,769                246,922
      2005                    98,769                246,922
      2006                    65,756                164,390
                          ----------             ----------

                          Ps 389,558             Ps 973,893
                          ==========             ==========

B) Contingencies:

- Grupo TFM and its subsidiaries are parties to various legal actions and other claims in the ordinary course of their business, mainly related with labor and social security obligations. Management does not believe that any pending litigation against Grupo TFM and subsidiaries will, individually or in the aggregate, have a material adverse effect on their results of operations or financial condition.

- The Company has filed a claim for the refund of approximately $262 million (Ps 2,111 million) of value added tax paid in connection with the Acquisition (see
  Note 1). However, a full valuation allowance has been provided in the accompanying consolidated financial statements.

  On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court"), issued its judgment in favor of TFM on the VAT claim which has been pending in the Mexican Courts since 1997. By a unanimous decision, a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Fiscal Court (Tribunal Federal de Justicia Fiscal y

                                                                            (25)

  Administrativa) and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT credit certificate only in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court has issued a ruling denying TFM's right to receive a value added tax refund from the Mexican Federal Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal. TFM is considering filing an additional complaint against the fiscal courts new judgment, and in both instances believes that it will prevail. In the event TFM prevail, a third party who can establish that its rights have been adversely and improperly affected by the new ruling may seek to bring a claim, in a different proceeding, against TFM. However, TFM does not believe that any third party's rights would be improperly affected and believes that it would prevail in any such action.

- In September 2001, Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") filed a legal claim against the Company relating to payments that both parties are required to make to each other for interline services and trackage and haulage rights pursuant to each of their respective concessions. At the date of issuance of these consolidated financial statements, the Company and Ferromex have not been able to agree upon the rates that each is required to pay to the other for such services and rights. Accordingly, in 2001 the Company has initiated an administrative proceeding pursuant to the Mexican Railroad Services Law and Regulations requesting a determination of such rates by the SCT to determine the conditions and rates under which such services and rights are to be rendered. On September 25, 2002 the third civil court of Mexico City rendered its judgment in favor of TFM. Ferromex has appealed the judgment and it cannot be predicted whether TFM will ultimately prevail.

  On March 14, 2002, the Company received the ruling from SCT solving the procedures and conditions for the trackage rights for 2002. The Ministry of Transportation was silent with respect to rates for interline services and stated that rates for haulage services should be privately negotiated because these services are not established under any railroad concession. The trackage rights rates established by the Ministry of Transportation under the ruling are to become effective immediately, and the Company and Ferromex are directed to settle the amounts each one owes to the other for interline services and trackage and haulage rights within a period of 45 day after TFM commence operating under long-distance trackage rights. Although the Ministry of Transportation's ruling establishes rates using the criteria set forth in the Mexican railroad services law and regulations, TFM is appealing the ruling on the grounds that it fails to establish rates for interline services and because the Company disagree with the methodology applied to the criteria in calculating the trackage rights rates. The Company is also requesting a suspension of the effectiveness of the ruling pending resolution of this appeal.

                                                                            (26)

  In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights, which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transport finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving TFM access, and in October 2002, TFM filed a counterclaim against Ferromex relating to these actions.

  Management cannot predict whether TFM will ultimately prevail in this proceeding and whether the rates TFM is ultimately allowed to charge will be adequate to compensate the Company. Management believes that, even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on the results of operations. However, Management cannot guarantee that the competitors' usage of TFM's rail lines will not result in losing business or that losses will be offset by revenues generated from the payments for the rights to use TFM's tracks.

  The Company believes that the payments for interline services and haulage owed by Ferromex exceed the amount of payments that Ferromex claims the Company owes to Ferromex for such services and rights. Accordingly, the Company believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM.

NOTE 11 - RECONCILIATION OF DIFFERENCES BETWEEN IAS AND U.S. GAAP:

The Company's combined and consolidated financial statements are prepared in accordance with IAS which differ in certain material respects from U.S. GAAP. The main differences between IAS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income and on stockholders' equity.

a. Reconciliation of net income

                                                                               Year ended December 31,
                                                                               -----------------------
                                                     Reference to
                                                      subnote d.           2000          2001            2002
                                                      ----------           ----          ----            ----
Net income (loss) under IAS                                            $   41,311    $   81,749     ($    7,988)
Deferred income tax                                       i                (1,822)       (6,679)        121,738
Deferred employees' statutory profit
sharing                                                   i                 4,573        (2,623)         25,792
Deferred charges                                          ii                               (933)            702
Depreciation                                              iii                                              (459)
Effect of U.S. GAAP adjustments on
minority interest                                                            (550)        2,047         (29,601)
                                                                       ----------    ----------     -----------

Net income under U.S. GAAP                                             $   43,512    $   73,561     $   110,184
                                                                       ==========    ==========     ===========

                                                                            (27)

b. Reconciliation of stockholders' equity

                                                                                             December 31,
                                                                                             ------------
                                                                  Reference to
                                                                   subnote d.            2001           2002
                                                                   ----------            ----           ----
Stockholders' equity under IAS                                                       $   976,432    $   712,344
Deferred income tax                                                    i                 (88,332)        33,406
Deferred employees' statutory profit sharing                           i                  12,901         38,693
Deferred charges                                                       ii                   (933)          (231)
Depreciation                                                           iii                                 (459)
Effect on purchase of subsidiary shares                                iii                               16,447
Effect of U.S. GAAP adjustments on minority interest                                      15,273        (14,328)
                                                                                     -----------    -----------

Stockholders' equity under U.S. GAAP                                                 $   915,341    $   785,872
                                                                                     ===========    ===========

c. Analysis of changes in stockholders' equity under U.S. GAAP:

                                                                                             December 31,
                                                                                             ------------
                                                                  Reference to
                                                                   subnote d.            2001           2002
                                                                   ----------            ----           ----
Balance at beginning of the year                                                     $   841,780    $   915,341
Effect on purchase of subsidiary shares                                iii                              (34,749)
Treasury shares                                                                                        (204,904)
Net income                                                                                73,561        110,184
                                                                                     -----------    -----------

Balance at end of the year                                                           $   915,341    $   785,872
                                                                                     ===========    ===========

d. Significant differences between IAS and U.S. GAAP:

i. Deferred income tax and employees' statutory profit sharing

The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

                                                                            (28)

In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IAS do not require the establishment of assets or liabilities for these differences.

The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IAS at December 31, 2001 and 2002 are summarized below:

                                                     Deferred income                  Deferred profit
                                                       tax assets                      sharing assets
                                                       ----------                      --------------
                                                   2001            2002               2001          2002
                                                   ----            ----               ----          ----
Amounts recorded under IAS                      $  131,206      $ 100,972          $       -     $       -
Amount determined under U.S.
GAAP                                                42,874        134,378             12,901        38,693
                                                ----------      ---------          ---------     ---------

Net difference                                  $   88,332     ($  33,406)         $  12,901     $  38,693
                                                ==========      =========          =========     =========

Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii. Deferred charges

During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IAS amounting to $933. Under U.S. GAAP, it is required that these costs are expensed as incurred.

Additionally during 2002, the Company incurred in certain expenses related with the 180,000 senior notes as mentioned in Note 5. Under U.S.GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IAS these expenses should be capitalized and amortized over the period of the senior notes.

iii. Mexrail transaction

As more fully described in Note 1, on March 27,2002, Grupo TMM and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64 million. Under U.S. GAAP, TFM has recorded this transaction pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20,557 and the corresponding deferred income tax (45%) for $9,249, both allocated in fixed assets. During the year ended December 31, 2002 the depreciation of this transaction was $459. The portion sold

                                                                            (29)
by Grupo TMM to TFM (51%) amounting to $21.4 million would be accounted for on a historical carryover basis since both Mexrail and TFM are under the common control of Grupo TMM. Thus, the effect of the latter affected stockholders' equity by $16.4 million (80%) and minority interest by $4.1 million.

iv.  Earnings per share

The weighted average number of shares outstanding for the years ended December 31, 2000, 2001 and 2002 was 10,063,570, 10,063,570 and 9,011,069, respectively.
The net income per share (basic and diluted) under U.S. GAAP was $4.32 in 2000, $7.31 in 2001 and $12.23 in 2002.

v.   Sales and disposals of fixed assets

In accordance with SAB 101, the gains or losses on sales and disposals of fixed assets should be included in other operating expenses. Under IAS, these expenses are included in other (expenses) income - net. For the years ended December 31, 2000, 2001 and 2002 the (losses) or gains on sales and disposals of fixed assets amounted to ($23,203), $53,159 and ($6,897), respectively.

vi.  Extraordinary item

Under IAS, the deferred financing costs expensed for the pre-payment of the Senior credit facilities for an amount of $9,227 were included in interest expense, while under U.S. GAAP, it would be included in the income statement as extraordinary item, net of taxes ($5,075).

vii. Effect of recently issued accounting standards as they relate to the company

On August 15, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("FAS 143") "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement also requires that the fair value of a liability for and asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged.

                                                                            (30)

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in APB Opinion No. 30, "Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In addition, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.

In July of 2002, the FASB issued Statement No. 146 ("SFAS 146"), "Accounting for Cost Associated with Exit or Disposal Activities". This Statement addresses financial accounting and reporting costs associated with exit or disposal activities and nullifies Emmerging Issues Task Force No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (Including Certain Costs Incurred in a Restructuring)". The principal difference between SFAS 146 and EITF 94-3 is that FAS 146 requires that a liability for a cost associated with a exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan. This Statement also revises the definition of exit costs and established that fair value is the objective for initial measurement of the liability.

Management is currently evaluating the impact that the adoption of the above-mentioned statements will have on the consolidated financial statements.

e. Condensed combined and consolidated balance sheets and income statements

The following condensed combined and consolidated balance sheets and income statements reflect the effects of the principal differences between IAS and U.S.
GAAP:

                                                                            (31)

                                                                             Condensed combined
                                                                              and consolidated
                                                                               Balance Sheets
                                                                               --------------

                                                                                December 31,
                                                                                ------------
                                                                          2001                2002
                                                                          ----                ----
Total current assets                                                  $     290,801      $      265,250
Due from Mexican Government                                                  81,892
Long-term account receivable                                                                      1,388
Concession rights and related assets - Net                                1,257,591           1,215,487
Property, machinery and equipment - Net                                     568,755             638,716
Deferred income taxes and employees' statutory
profit sharing                                                               55,775             163,822
Other non-current assets                                                     17,334              41,850
                                                                      -------------      --------------

       Total assets                                                   $   2,272,148      $    2,326,513
                                                                      =============      ==============

Total short-term liabilities                                          $     381,459      $      147,295
Total long-term liabilities                                                 594,629           1,045,287
                                                                      -------------      --------------

       Total liabilities                                                    976,088           1,192,582
                                                                      -------------      --------------

Minority interest                                                           380,719             348,059
                                                                      -------------      --------------

Capital stock                                                               807,008             807,008
Treasury Shares                                                                                (204,904)
Effect on purchase of subsidiary shares                                      17,912             (17,115)
Retained earnings                                                            90,421             200,883
                                                                      -------------      --------------

       Total stockholders' equity                                           915,341             785,872
                                                                      -------------      --------------

       Total liabilities and stockholders' equity                     $   2,272,148      $    2,326,513
                                                                      =============      ==============

                                                                            (32)

                                                                   Condensed combined
                                                                    and consolidated
                                                                  Statements of Income
                                                                  --------------------

                                                                Years ended December 31,
                                                                ------------------------

                                                          2000             2001              2002
                                                          ----             ----              ----
Transportation revenues                               $   695,425      $   720,627       $   712,140
Total operating expenses                                  550,350          521,115           540,617
                                                      -----------      -----------       -----------

Operating income                                          145,075          199,512           171,523

Other income (expenses) - net                               1,629          (17,587)          (12,358)
Comprehensive financing cost                             (103,850)         (80,649)         (113,226)
                                                      -----------      -----------       -----------

Income before provision for
deferred income taxes, minority
interest and extraordinary item                            42,854          101,276            45,939

Current income tax                                                             (79)
Deferred income tax benefit (expense)                      16,446           (9,252)           91,505
Minority interest                                         (10,713)         (18,384)          (27,260)
                                                      -----------      -----------       -----------

Income before extraordinary item                           48,587           73,561           110,184
Extraordinary item, net of taxes                           (5,075)
                                                      -----------      -----------       -----------

Net income for the year                               $    43,512      $    73,561       $   110,184
                                                      ===========      ===========       ===========

                                                                            (33)